UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

VAALCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the 2011

Annual Meeting of Stockholders

Meeting Date:	June 1, 2011
Meeting Time:	10:00 a.m., Houston, Texas time
Location:	St. Regis Houston Hotel 1919 Briar Oaks Lane Houston, Texas 77027

Record Date:	April 1, 2011

Agenda

•	Election of seven directors of VAALCO to serve until the next annual meeting of the stockholders;

•	Ratification of the appointment of the independent registered public accounting firm;

•	Advisory vote on executive compensation;

•	Advisory vote on the frequency of future advisory votes on executive compensation; and

•	Transact any other business that may be properly brought before the annual meeting.

All stockholders are invited to attend the VAALCO annual meeting. We will hold the annual meeting at 10:00 a.m. Houston, Texas time on June 1, 2011, in the Plaza Room at the St. Regis Houston Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027. The hotel is located near the intersection of Briar Oaks Lane and Post Oak Parkway, just inside the Interstate 610 W Loop, approximately five miles west of downtown Houston. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at VAALCO’s offices in Houston, Texas during normal business hours by any holder of VAALCO common stock for any purpose relevant to the annual meeting for a period of ten days prior to the annual meeting. Such list will also be available at the annual meeting and any VAALCO stockholder may inspect it for any purpose relevant to the annual meeting.

Voting

Stockholders owning shares of VAALCO common stock at the close of business on April 1, 2011, or their legal proxy holders, are entitled to vote at the annual meeting. Your vote is important and we encourage you to vote even if you are unable to attend the annual meeting. As a result of recent rule changes, your broker is not permitted to vote on the election of directors and other matters to be considered at the annual meeting (except for the ratification of the independent public accounting firm) unless you communicate your voting decisions to your broker, bank, or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on June 1, 2011:

Our proxy material relating to our 2011 annual meeting (notice, proxy statement, proxy and 2010 annual report to shareholders) is available on our website at www.vaalco.com. This information will also be available by calling 1 800 579-1639 or by email at www.proxyvote.com.

Please note that we are only mailing a full set of our proxy materials for the annual meeting to those stockholders who specifically request printed copies. If you have only received a Notice Regarding the Availability of Proxy Materials in the mail and wish to request printed copies, please follow the instructions in the Notice.

By Order of the Board of Directors,

Robert L. Gerry, III

Chairman

VAALCO Energy, Inc.

4600 Post Oak Place

Suite 309

Houston, Texas 77027

April 15, 2011

2011 Proxy Statement

General Information

The board is providing you these proxy materials in connection with the solicitation of proxies to be voted at our 2011 annual meeting of stockholders to be held at 10:00 a.m. Houston, Texas time on June 1, 2011, at the St. Regis Houston Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027, and at any postponement or adjournment of the annual meeting. In this proxy statement, VAALCO Energy, Inc. is referred to as “we,” “our,” “us” or “VAALCO.”

APPOINTMENT OF PROXY HOLDERS

The board of directors asks you to appoint Robert L. Gerry and W. Russell Scheirman, or either of them, as your proxy holder to vote your shares at the annual meeting. You make this appointment by voting the enclosed proxy form.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by the board.

Unless you otherwise indicate on the proxy form, you also authorize your proxy holders to vote your shares on any matters that are not known by the board at the time this proxy statement was printed and that, under VAALCO’s bylaws, may be properly presented for action at the annual meeting.

This proxy statement and the accompanying form of notice and proxy card are being furnished to stockholders, on or about April 15, 2011. Our annual report for our fiscal year ended December 31, 2010 is also being made available to stockholders contemporaneously with the form of notice, although the annual report does not form a part of the material for the solicitation of proxies. The content of this proxy statement has been approved by our board of directors.

VOTING

The board encourages you to exercise your right to vote. Your vote is important. Voting early helps ensure that VAALCO receives a quorum of shares necessary to hold the annual meeting.

Stockholders can vote in person at the annual meeting or by proxy. If you are a stockholder of record (you own shares in your name), there are three ways to vote by proxy:

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By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card.

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By telephone—If you received your proxy materials by mail or if you request paper copies of the proxy materials, stockholders located in the United States can vote by telephone by calling 1-866-814-2811 and following the instructions on the proxy card.

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By mail—If you received your proxy materials by mail or if you request paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time on May 31, 2011.

If you are a street name stockholder (your shares are held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted.

Voting at the Annual Meeting. Voting by proxy will not limit your right to vote at the annual meeting if you decide to attend in person. The board recommends that you vote by proxy since it is not practical for most stockholders to attend the annual meeting. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.

Revoking Your Voting Instructions to Your Proxy Holders. If you are a stockholder of record and you vote by proxy using the mail, you may later revoke your proxy instructions by:

•	Sending a written statement to that effect to the Corporate Secretary at the address listed on the first page of this proxy statement;
•	voting again by the Internet or telephone (only the last vote cast by each stockholder of record will be counted), provided that the stockholder does so before 11:59 p.m. Eastern time on May 31, 2011;
•	submitting a proxy with a later date and signed as your name appears on the stock account; or
•	voting in person at the annual meeting.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

VOTE REQUIRED AND METHOD OF COUNTING

The board has fixed April 1, 2011, as the record date for the determination of stockholders entitled to vote at the annual meeting. At the close of business on the record date, there were 57,017,259 shares of VAALCO common stock outstanding and entitled to vote at the annual meeting. Each outstanding share is entitled to one vote. A complete list of all stockholders entitled to vote at the annual meeting will be open for examination by any stockholder during normal business hours for a period of ten days prior to the annual meeting at our offices, 4600 Post Oak Place, Suite 309, Houston, Texas, 77027. Such list will also be available at the annual meeting and may be inspected by any stockholder who is present.

A quorum, which is a majority of the outstanding shares as of the record date, must be present in person or by proxy at the annual meeting. A quorum is calculated based on the number of shares represented at the meeting, either by the stockholders attending in person or by the proxy holders. For the purposes of determining whether a quorum is present under Delaware law, broker non-votes and abstentions count toward the establishment of a quorum.

If you are a street name stockholder and do not give your broker instructions on how to vote your shares on a proposal, your broker may not have discretionary power to vote on the proposal and as a result your shares will not be voted on this matter and will be considered a “broker non-vote.”

The required vote and method of calculation for the various business matters to be considered at the annual meeting are as follows:

Item 1—Election of Directors

Each outstanding share of VAALCO Stock is entitled to one vote for each of the seven nominees. Directors are elected by a plurality vote. This means the seven director nominees who receive the highest number of affirmative votes cast are elected, whether or not such votes constitute a majority of the votes cast. If you do not wish your shares to be voted with respect to a particular director nominee, you may withhold authority to vote for one or more of the nominees or to withhold authority to vote for all nominees by following the instructions on the proxy card. For the purpose of voting for directors, withholding authority is the equivalent of an abstention. Abstentions and broker non-votes have no effect on determinations of a plurality except to the extent that they affect the total votes received by a particular candidate.

Please note that the New York Stock Exchange (“NYSE”) recently amended its rules regarding broker discretionary voting. The NYSE rules do not give brokers discretionary authority to vote on the election of directors. This means that your broker, bank, or other nominee cannot vote your shares unless you provide it with voting instructions. Therefore, if you hold shares of our common stock in street name and do not provide voting instructions to your broker, bank, or other nominee, your shares will not be voted on the election of directors.

Item 2—Ratification of Independent Registered Public Accounting Firm

The ratification of the Independent Registered Public Accounting Firm is approved if a majority of the shares present at the annual meeting vote for the proposal. If this appointment is not ratified, our audit committee may reconsider its appointment. Even if the selection is ratified, our audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders best interests. Abstentions are considered present at the annual meeting for this proposal so the effect of an abstention is the same as a “no” vote. Broker non-votes will not be considered present at the annual meeting for this proposal so a broker non-vote will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which a majority is calculated.

Item 3—Approval, by Non-binding Vote, Our Executive Compensation

In accordance with the recently adopted Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve the company’s executive compensation.

We urge stockholders to read the Compensation Discussion and Analysis in this proxy statement, as well as the 2010 Summary Compensation table and related compensation tables and narrative, which provide detailed information on our compensation policies and practices and the compensation of our named executive officers.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors. Although non-binding, the board and the compensation committee will review and consider the voting results when evaluating our executive compensation program.

The executive compensation advisory vote is approved if a majority of the voting power represented by the shares present at the annual meeting vote for the proposal. Abstentions are considered present at the annual meeting for this proposal so the effect of an abstention is the same as a “no” vote. Broker non-votes will not be considered present at the annual meeting for this proposal so a broker non-vote will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which a majority is calculated.

Item 4—Approval, by Non-binding Vote, the Frequency of Holding an Advisory Vote on Executive Compensation

We are asking stockholders to vote on an advisory resolution on executive compensation. Pursuant to recently adopted Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years, or every three years. Stockholders will be able to specify one of four choices for this Item 4 proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board.

The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of advisory votes on executive compensation selected by stockholders. Abstentions and broker non-votes will have no effect on the determination of the outcome, except to the extent that they affect the total votes received.

METHOD AND COST OF SOLICITING AND TABULATING VOTES

We have retained D.F. King & Co., Inc. to solicit proxies in connection with the annual meeting at a fee of $5,000 for its services, plus reasonable out-of-pocket expenses. We have also retained D.F. King & Co., Inc. to request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. We do not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted upon at the annual meeting. In addition to solicitation by mail, our directors, officers, and employees, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile.

Votes cast at the meeting will be counted by VAALCO’s Corporate Secretary, who will act as the inspector of election.

OTHER MATTERS

The board does not know of any other matter that will be presented for consideration at the annual meeting. If any other matter does properly come before the annual meeting, your proxy holders will vote on it as they think best unless you direct otherwise in your proxy instruction.

Election of Directors

(Proposal 1 on the proxy card)

At the annual meeting, VAALCO stockholders will elect seven individuals to serve as directors. The bylaws of VAALCO authorize a board of directors consisting of at least three members and not more than fifteen members, with the exact number of directors being determined from time to time by VAALCO’s board of directors. Our current board of directors consists of Messrs. Allen, Brazelton, Caflisch, Chapoton, Farish, Gerry, Myers and Scheirman. Mr. Farish will not stand for reelection. Each of the seven nominees is currently a member of our board of directors. Each director is elected to hold office until the next annual stockholder meeting in 2012 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

The nominees have consented to be nominated and have expressed their intent to serve if elected. The VAALCO board has no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the VAALCO board, the nominees intend to serve the entire term for which election is sought. Only the nominees designated by the board of directors will be eligible to stand for election as directors at the annual meeting.

The individuals named as proxy holders will vote the enclosed proxy for the election of all nominees, unless you direct them to withhold your votes. Although VAALCO does not expect this to occur, if any nominee becomes unable to serve as a director before the annual meeting, the persons named as proxy holders have the discretionary authority to vote for substitute nominees proposed by the VAALCO board. The election of directors requires the affirmative vote of a plurality of shares of VAALCO common stock present and entitled to vote.

The board unanimously recommends a vote FOR each of these nominees.

Directors and Executive Officers

The following table provides information with respect to directors and executive officers of VAALCO. Each executive officer has been elected to serve until his successor is duly appointed or elected by the board of directors or his earlier removal or resignation from office.

Name	Age	Position with VAALCO	Director Since

Robert L. Gerry III	73	Chairman of the Board and Chief Executive Officer	1997

W. Russell Scheirman	55	President, Chief Operating Officer and Director	1991

Robert H. Allen	82	Director	2003

Frederick W. Brazelton	40	Director	2008

Luigi P. Caflisch	76	Director	2005

O. Donaldson Chapoton	74	Director	2006

William S. Farish	72	Director	2004

John J. Myers	53	Director	2010

Executive Officers

Gregory R. Hullinger	57	Chief Financial Officer

Gayla M. Cutrer	69	Executive Vice President and Corporate Secretary

The following is a brief description of the background and principal occupation of each director (including each nominee) and executive officer:

Robert L. Gerry III – Mr. Gerry has served as Chairman of the Board and Chief Executive Officer for VAALCO Energy, Inc. since August 1997. Mr. Gerry currently serves on the board of directors of Integrity Bank, a recently formed independent bank located in Houston, Texas and on the board of Texas Children’s Hospital. Mr. Gerry is a member of the University of Texas Advisory Council. Mr. Gerry also served on the board of directors of Plains Exploration and Production Company from 2004 through December 31, 2010. From February 1994 until August 1997, Mr. Gerry served as Vice-Chairman of Nuevo Energy Company. Prior to being appointed Vice-Chairman of Nuevo, Mr. Gerry had served as President and Chief Operating Officer of Nuevo since its formation in March 1990. Mr. Gerry served as Senior Vice President of Energy Assets International Corporation (“EAIC”) from January 1989 until March 1990. For ten years prior to joining EAIC, Mr. Gerry was active as an independent investor concentrating on energy investments. His many years of experience in the industry provide him with the skills necessary to successfully lead VAALCO and the board.

W. Russell Scheirman – Mr. Scheirman has served as the President of VAALCO since 1992, and as a Director since 1991. In 2008, Mr. Scheirman was named the Company’s Chief Operating Officer. From 1991 to 1992, Mr. Scheirman served as Executive Vice President of VAALCO. Prior to joining VAALCO, Mr. Scheirman was an Associate at McKinsey & Company, Inc. from 1989 to 1991, an investment banker with Copeland, Wickersham and Wiley from 1984 to 1989, and a Petroleum Reservoir Engineer for Exxon Company, U.S.A. from 1978 to 1984. Mr. Scheirman holds a B.S. (Summa Cum Laude) and M.S. in Mechanical Engineering from Duke University (1977 and 1978, respectively) and an M.B.A. from California Lutheran University (1984). His strong financial background combined with his operational experience, including nearly 20 years with us, provides our board with a long-term perspective of our challenges, opportunities and operations.

Robert H. Allen – Mr. Allen is the managing partner of Challenge Investment Partners, which is active in mining ventures in Canada, Greenland, Mexico, South America and Indonesia. From 1957 to 1982 he was with Gulf Resources and Chemical Corporation, a diversified natural resource based company. During that affiliation, Mr. Allen served as Chief Executive Officer, Director and Chairman of the Board. In the past 20 years he has been instrumental in the start-up of several natural resource oriented companies, the most notable, Getty Resources Ltd., Toronto, Canada. Mr. Allen is Chairman of the Board of Trustees of Baylor College of Medicine. He is also a member of the Advisory Board of the George Bush School of Government and Public Service, and of the Development Council of the Mays School of Business at Texas A&M University. He has served on many boards including Federal Express Corporation and Gulf Canada Resources Ltd. Most recently he served as Chairman of the Board of Gulf Indonesia Resources Ltd., and Chairman of the Board of The University of Texas Investment Management Company. He also served as Chairman of the Audit Committee of the Brown Foundation. Mr. Allen received his B.B.A. degree in 1951 from Texas A&M University. He is a certified public accountant and a member of the Texas Society of CPA’s. Mr. Allen has over 50 years of experience in the oil and gas industry, with extensive experience in accounting. We believe that this experience, as well as his leadership abilities, brings valuable experience and skill to our board of directors.

Frederick W. Brazelton – Mr. Brazelton was appointed to the board on June 27, 2008. Mr. Brazelton is the Co-Founder and President of Platform Partners, LLC, a private holding company that makes equity investments in middle-market companies. Prior to founding Platform in August 2006, Mr. Brazelton was a Partner of The CapStreet Group, LLC, an institutional private equity fund focused on investing in middle-market companies where he had worked from August 2000 until July 2006. Prior to joining CapStreet, Mr. Brazelton worked for the private equity firms of Hicks, Muse, Tate & Furst and Willis Stein & Partners after starting his career in investment banking at CS First Boston in its Natural Resources Group. Mr. Brazelton serves on the boards of directors of Landmark FBO, LLC, TRE Financial Services, LLC, Avalon Advisors, LLC and the Small Steps Nurturing Center. He received his BBA from the Business Honors Program at the University of Texas at Austin and his MBA from Stanford University. Mr. Brazelton’s extensive experience in private equity and finance provides a valuable resource to our board.

Luigi P. Caflisch – Mr. Caflisch was appointed to the board on April 6, 2005. He has spent over 45 years in the petroleum industry in exploration, research and development, and management. For Gulf Oil Co., he worked in the U.S.A., Europe, North Africa, Nigeria, Angola and the Far East. In 1978, Mr. Caflisch served as Vice President of Geoman, a Gulf affiliate providing technical assistance to OPEC countries, mainly in Kuwait and Venezuela. Beginning in 1982, Mr. Caflisch served as Gulf’s General Manager for Exploration of the North Sea. After Chevron’s acquisition of Gulf in 1984, Mr. Caflisch served as Chevron’s Deputy Managing Director of Europe. Beginning in 1987, Mr. Caflisch served as Assistant to Chevron’s VP of Overseas Exploration. In 1988, he became Managing Director of Africa for Chevron and in 1995 he became Managing Director of Africa and Middle East for Chevron. As a member of Chevron’s Management Team, he shared responsibilities for directing worldwide Upstream operations. Since his retirement from Chevron in 1999, Mr. Caflisch has offered consulting and management assistance to a variety of companies; as a member of the board of directors or advising on target areas for exploration, acquisition or divestiture. Multilingual, he holds a Doctorate in Geology and Geophysics from the University of Milan. Mr. Caflisch’s technical background and his knowledge of international oil and gas operations provide a critical resource and skill set to our board of directors.

O. Donaldson Chapoton – Mr. Chapoton was appointed to the board on February 15, 2006. He joined Baker Botts, LLP in early 1960’s specializing in tax law. Mr. Chapoton served as Assistant Secretary for Tax Policy at the U.S. Treasury Department from 1987 to 1989. He rejoined Baker Botts, LLP as the partner-in-charge of the firm’s Washington office in 1989 and served in that position through

2000. In 2006, Mr. Chapoton joined Breen Investors, LLC, an asset management firm, as a partner where he participates in strategic and business development matters and sits on the firm’s executive committee. Mr. Chapoton received his LL.B., with honors, from the University of Texas School of Law. Mr. Chapoton’s legal background and experience provides a valuable resource to our board.

William S. Farish – Mr. Farish was appointed to the board on November 28, 2004. Mr. Farish is currently President of W. S. Farish and Company, an investment trust company in Houston, Texas and President of The William Stamps Farish Fund. He is the owner of Lane’s End Farms in Versailles, Kentucky, and a former director and Chairman of the Board of Churchill Downs, Inc. Mr. Farish is presently a Trustee and board member of Keeneland Association, as well as a Trustee of Breeders’ Cup Limited, and Vice Chairman and Steward of The Jockey Club. Mr. Farish formerly served on the boards of Matagorda Production Company, Houston Natural Gas, Pogo Producing and Galveston-Houston. He was co-owner of PL Drilling and President of Navarro Exploration, and later on the board of Zapata Offshore Oil Company. Mr. Farish was a founding director of Hambro American Bank, and served on the boards of Post Oak Bank and Capital National Bank. Additionally, Mr. Farish is an honorary director of the Texas Heart Institute. Mr. Farish served as the United States Ambassador to the Court of St. James from 2001 until mid 2004. Mr. Farish has extensive industry and international experience, which are valuable resources to the board.

John J. Myers – Mr. Myers was appointed to serve on the VAALCO Energy, Inc. board of directors effective March 3, 2010. Mr. Myers was founder and Managing Partner for Treaty Oak Capital Management, an energy investment hedge fund based in Austin, Texas from 2002 through 2009. In 2007 Mr. Myers founded Tectonic Capital Management investment fund. Mr. Myers, a Chartered Financial Analyst, was engaged for over 20 years as an equity analyst having served with RBC Dain Rauscher Wessels, Morgan Keegan, Petrie Parkman & Co. and Southcoast Capital. Mr. Myers holds a Masters degree in Management from Northwestern University, Evanston, Illinois. He also holds a Bachelors of Science degree in Chemical Engineering from the University of Michigan, Ann Arbor, Michigan. Mr. Myer’s knowledge and experience in the oil and gas business and the capital markets make him a valuable resource to our board.

Gregory R. Hullinger—Mr. Hullinger joined VAALCO in October 2008 after more than 30 years of finance and accounting experience at Shell Oil Company and its parent company, Royal Dutch Shell. Notable positions held by Mr. Hullinger at Shell Oil include Controller, Treasurer, CFO—Shell Deer Park Refining Company and CFO—Pecten Cameroon Company (West Africa). For Royal Dutch Shell, Mr. Hullinger held the positions of International Audit Manager and as the Manager for Group Accounting, the unit responsible for the financial consolidations, results and reporting. Mr. Hullinger was twice elected Chairman of the Accounting Committee of the American Petroleum Institute. He holds a B.S. in Accounting from Louisiana State University.

Gayla M. Cutrer – Ms. Cutrer joined Alcorn International, Inc., predecessor to VAALCO Energy, Inc., in 1986 and served as executive support and administrative advisor for the newly founded international energy company. She was named to the board of directors on March 20, 1990 and served on the board during the Company’s transition from a privately held company to a publicly traded company. Ms. Cutrer was named Vice President and Corporate Secretary of VAALCO Energy, Inc. in 1990 and was named Executive Vice President and Corporate Secretary of VAALCO Energy, Inc. in 2011. Ms. Cutrer’s previous experience in the energy industry includes positions with Cities Service International, Inc, Amoco International, Inc. and Kilroy Company of Texas.

All officers and director nominees of VAALCO are United States citizens.

Board Operations

BOARD COMMITTEE MEMBERSHIP AND FUNCTIONS

The audit, compensation and nominating and governance committees are each constituted by written charters and operated according to the rules of the New York Stock Exchange (NYSE). Each member of these committees meets the independence requirements of the NYSE.

Committees and Current Membership	Committee Functions
AUDIT Mr. Frederick W. Brazelton † (Chairman) Mr. Robert H. Allen Mr. Luigi P. Caflisch Mr. O. Donaldson Chapoton Mr. John J. Myers

•   Selects the independent registered public accounting firm

•   Reviews reports of independent and internal auditors

•   Reviews and approves the scope and cost of all services (including non-audit services) provided by the independent registered public accounting firm

•   Monitors the effectiveness of the audit process and financial reporting

•   Reviews the adequacy of financial and operating controls

•   Monitors the corporate compliance program

•   Evaluates the effectiveness of the audit committee

COMPENSATION Mr. Luigi P. Caflisch (Chairman) Mr. Robert H. Allen Mr. Frederick W. Brazelton Mr. William S. Farish*

•   Approves the salary and other compensation matters for the CEO

•   Reviews and recommends salaries and other compensation matters for executive officers other than the CEO

•   Administers VAALCO’s incentive compensation and equity-based plans

•   Evaluates the effectiveness of the compensation committee

•   Authority to retain a compensation consultant

NOMINATING AND CORPORATE GOVERNANCE Mr. O. Donald Chapoton (Chairman) Mr. Luigi P. Caflisch Mr. William S. Farish*

•   Reviews VAALCO’s corporate governance principles and practices and recommends changes as appropriate

•   Evaluates the effectiveness of the board and its committees and recommends changes to improve board, board committee and individual Director effectiveness

•   Assesses the size and composition of the board

•   Recommends prospective director nominees

•   Periodically reviews and recommends changes as appropriate in the Amended and Restated Certificate of Incorporation, By-Laws and other board-adopted governance provisions

† Audit Committee Financial Expert as determined by the board under SEC regulations. * Mr. Farish will not stand for reelection as a director.

MEETINGS AND ATTENDANCE

In 2010, the board held five regular board meetings and eight board committee meetings, which included five audit committee, two compensation committee and one nominating and governance committee meetings. Seven directors attended all of the board meetings and board committee meetings on which they served. Of the board and board committee meetings conducted during 2010, Mr. Allen was available for 92% of the meetings. VAALCO does not have a policy on whether directors are required to attend the annual meeting.

Executive sessions of independent directors are held after each quarterly board meeting. Any non-employee director can request that an executive session be scheduled. The sessions are scheduled and presided over by an alphabetical order rotation amongst the independent directors. The independent directors also meet from time to time with the Chairman of the Board.

DIRECTOR INDEPENDENCE

It is the policy of the board of directors that a majority of the members of the board be independent. The board has affirmatively determined that, as to each current, non-employee director nominee (Mr. Allen, Mr. Brazelton, Mr. Caflisch, Mr. Chapoton and Mr. Myers), as well as Mr. Farish who is not standing for reelection, no material relationship exists that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each current, non-employee director and non-employee director nominee qualifies as “independent” according to VAALCO’s Corporate Governance Principles, which comply with the Corporate Governance Rules of the NYSE.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK MANAGEMENT

VAALCO is led by Mr. Robert L. Gerry. Mr. Gerry has served as our Chairman and Chief Executive Officer since 1997. We do not have a lead director, but our non-management directors meet regularly in executive session. Mr. Gerry, as CEO of VAALCO, has a working knowledge of our day-to-day operations and issues that face VAALCO. As such, and taking into account the number of employees we have and our size as a small cap company, our board believes that Mr. Gerry is the best person to lead and guide the board of directors. We therefore believe this leadership structure, with a combined Chairman/CEO position, experienced independent directors and committees, as well as regularly held executive sessions with non-management board members, benefits VAALCO by providing a strong, unified leadership for our management team and board of directors and is the optimal structure for VAALCO and our stockholders.

While the full board of directors, with input from each of its committees, oversees VAALCO’s management of risks, VAALCO’s management team is responsible for the day-to-day risk management process. The audit committee reviews with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of VAALCO’s overall control environment and controls in selected areas representing significant financial and business risk. The audit committee periodically discusses with management its assessment of various risks and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. Our compensation committee also considers risks that could be implicated by our compensation programs, and our nominating & corporate governance committee annually reviews the effectiveness of our leadership structure. In addition, each of our committees as well as senior management reports regularly to the full board of directors.

BUSINESS CONDUCT AND ETHICS CODE

VAALCO has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees. In addition, VAALCO has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes are available on VAALCO’s web site at www.vaalco.com and are available in print upon request. VAALCO has not granted any waivers to these codes. VAALCO intends to post any waivers or amendments to the codes on its web site.

TRANSACTIONS WITH RELATED PERSONS

It is VAALCO’s policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with VAALCO’s business interest. This policy is included in our Code of Business Conduct and Ethics. Each director and executive officer is instructed to always inform the Chairman and Corporate Secretary when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest. The nominating and corporate governance committee reviews all relevant information, including the amount of all business transactions involving VAALCO and the entity with which the director is associated, and makes recommendations, as appropriate, to the board.

COMMUNICATION WITH THE BOARD OF DIRECTORS

In order to provide our stockholders and other interested parties with a direct and open line of communication to the board of directors, the board of directors has adopted procedures for communications to directors. Our stockholders and other interested persons may communicate with the Chairman of our Audit Committee or with our non-employee directors as a group, by written communications addressed in care of Corporate Secretary, VAALCO Energy, Inc., 4600 Post Oak Place, Suite 309, Houston, Texas 77027.

All communications received in accordance with these procedures will be reviewed initially by our senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication:

•	does not relate to our business or affairs or the functioning or constitution of the board of directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the board of directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full board of directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The board of directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes. As of the record date, two such communications had been received.

AUDIT COMMITTEE REPORT

The audit committee is composed of five members of the board of directors, each of whom is independent and financially literate. In addition, the board of directors has determined that Mr. Brazelton, the Chairman of the Audit Committee, is an audit committee financial expert. The audit committee charter is available on VAALCO’s website at www.vaalco.com.

On behalf of the board of directors, the audit committee oversees VAALCO’s financial reporting process and its internal control over financial reporting, areas for which management has the primary responsibility. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of VAALCO’s audited financial statements with accounting principles generally accepted in the United States and for issuing its report on VAALCO’s internal control over financial reporting.

In this context, the audit committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and the quarterly unaudited financial statements, and matters relating to VAALCO’s internal control over financial reporting.

Among other items, the audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the standards of the Public Company Accounting Oversight Board. The audit committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with them their independence from the company and its management. In addition, the committee has received written materials addressing Deloitte & Touche LLP’s internal quality control procedures and other matters as required by the NYSE listing standards.

Further, the audit committee has pre-approved all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm to VAALCO and the related fees for such services, and has concluded that such services are compatible with the auditors’ independence.

Relying on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board approved, that the audited financial statements and management’s assertion on internal control over financial reporting be included in VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the U.S. Securities and Exchange Commission. The audit committee has also selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the company and its subsidiaries for 2011. The board of directors has concurred on that selection and has presented the matter to the stockholders of VAALCO for ratification.

Respectfully submitted on March 14, 2011, by the members of the audit committee of the board:

Frederick W. Brazelton (Chairman)

Robert H. Allen

Luigi P. Caflisch

O. Donaldson Chapoton

John J. Myers

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee is responsible for defining and assessing qualifications for board membership, identifying qualified director candidates, assisting the board in organizing itself to discharge its duties and responsibilities, and providing oversight on corporate governance practices and policies including an effective process for stockholders to communicate with the board. The nominating and corporate governance committee is composed entirely of independent directors and operates under a written charter. The nominating and corporate governance committee charter is available on VAALCO’s web site at www.vaalco.com and is available in print upon request. The committee submits this report to stockholders to report on its role and corporate governance practices at VAALCO in 2010.

The nominating and corporate governance committee has established certain criteria it considers as guidelines in considering nominations to the board of directors. The criteria include:

•

personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with VAALCO or its operations, and the availability and willingness to devote sufficient time to the duties of a director;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the oil and gas industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company; and

•	practical and mature business judgment.

The criteria are not exhaustive and the nominating and corporate governance committee and the board of directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the board of directors. The nominating and corporate governance committee’s goal is to assemble a board of directors that brings us a variety of perspectives and skills derived from high quality business and professional experience. In order to ensure that the board consists of members with a variety of perspectives and skills, the nominating and corporate governance committee has not set any minimum qualifications and also considers candidates with appropriate non-business backgrounds. Other than ensuring that at least one member of the board is a financial expert and a majority of the board members meet all applicable independence requirements, the nominating and corporate governance committee does not have any specific skills that it believes are necessary for any individual director to possess. Instead, the nominating and corporate governance committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning of the board.

In making its nominations, the nominating and corporate governance committee identifies nominees by first evaluating the current members of the board willing to continue their service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board service are re-nominated. As to new candidates, the committee will generally poll the board members and members of management for recommendations. The nominating and corporate governance committee may also review the composition and qualification of the boards of directors of VAALCO’s competitors, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of the board as whole, with the objective of assembling a group with diverse backgrounds that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to the board of directors. The nominating and corporate governance committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating and corporate governance committee considers all candidates recommended by our stockholders. Stockholders may recommend candidates by writing to the Corporate Secretary at VAALCO Energy, Inc, 4600 Post Oak Place, Suite 309, Houston, Texas 77027, stating the recommended candidate’s name and qualifications for board membership. When considering candidates recommended by stockholders, the nominating and corporate governance committee follows the same board membership qualifications evaluation and nomination procedures discussed above.

Any stockholder of ours may nominate one or more persons for election as a director of VAALCO at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws. We have an advanced notice Bylaw provision relating to the nomination of directors. Pursuant to that provision, to be considered for inclusion in our proxy materials, notice of a stockholder’s nomination of a person for election to the board must be received by the Corporate Secretary of VAALCO in writing at the address listed on the first page of this Proxy Statement no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the anniversary date of the preceding year’s annual meeting. The stockholder’s written notice must include information about the proposed nominee, including name, age, business address, number of shares of our common stock beneficially owned, and any other information required in proxy solicitations for the contested election of directors, including employment history, participation as a director of other public or private corporations, and information about any relationship or understanding between the proposing stockholder and the candidate or any other person (naming that person) pursuant to which the nomination is to be made. In addition, the stockholder giving the notice must include the following information: such stockholder’s name, record address, number of shares of our common stock beneficially owned, any short positions held in our securities, other information about his or her ownership of our securities, and a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming such person) pursuant to which each nomination is to be made by the stockholder.

COMPENSATION COMMITTEE REPORT

The compensation committee of VAALCO has reviewed and discussed with management the Compensation Discussion and Analysis contained in the section below and, based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

Respectfully submitted on March 8, 2011, by members of the compensation committee of the board:

Luigi P. Caflisch (Chairman)

Robert H. Allen

Frederick W. Brazelton

William S. Farish

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee are or have been officers or employees of VAALCO or any of its subsidiaries or had during 2010 a relationship requiring disclosure as a related party transaction.

None of VAALCO’s executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of VAALCO’s board of directors. None of VAALCO’s executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of VAALCO’s compensation committee.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The compensation committee is responsible for overseeing VAALCO’s executive remuneration programs. The committee’s primary purpose is to assist the board of directors in the discharge of its responsibilities relating to fair and competitive compensation of our executive officers. Consistent with the listing requirements of the New York Stock Exchange, the compensation committee is composed entirely of non-management members of our board of directors. The compensation committee meets each year to review our compensation program and to determine compensation levels for the ensuing fiscal year. The compensation committee charter is available on our website at www.vaalco.com and is available in print upon request.

In this Compensation Discussion and Analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to 2010 compensation for our named executive officers.

Objectives of Our Compensation Program

Our executive compensation program is intended to align the interests of our management team with those of our stockholders by motivating our executive officers to achieve strong financial and operating results for us, which we believe closely correlate to long–term stockholder value. In addition, our program is designed to achieve the following objectives:

•	attract and retain talented executive officers by providing reasonable total compensation levels competitive with that of executives holding comparable positions in similarly situated organizations;
•	provide total compensation that is justified by individual performance;
•	provide performance–based compensation that balances rewards for short–term and long–term results and is tied to both individual and our performance; and
•	encourage the long–term commitment of our executive officers to us and our stockholders’ long–term interests.

What Our Compensation Program is Designed to Reward

Our strategy is to increase reserves and production through the exploration of oil and gas properties with an emphasis on international opportunities. Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. In addition, we reward qualities that we believe help achieve our strategy such as teamwork; individual performance in light of general economic and industry specific conditions; performance that supports our core values; resourcefulness; the ability to manage our existing corporate assets; the ability to explore new avenues to increase oil and gas production and reserves; level of job responsibility; and tenure with the company.

Elements of Our Compensation Program and Why We Pay Each Element

To accomplish our objectives, our compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits.

We pay base salary in order to recognize each executive officer’s unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace; to match competitors for executive talent; to provide executives with predictable, regularly-paid income; and to reflect an executive’s position and level of responsibility.

We include an annual cash bonus as part of our compensation program because we believe this element of compensation helps to motivate management to achieve key corporate objectives by rewarding the achievement of these objectives. The annual cash bonus also allows us to be competitive from a total remuneration standpoint.

Long-term equity-based incentive compensation is an element of our compensation policy because we believe it aligns executives’ interests with the interests of our shareholders; rewards long-term performance; is required in order for us to be competitive from a total remuneration standpoint; to encourage executive retention; and to give executives the opportunity to share in our long-term performance. Without exception, awards are granted at exercise prices not less than the market value of our common stock on the date of the grant and are not transferable (other than to the holder’s heirs or entities for the benefit of his or her heirs.) Therefore, equity-based incentives will have no realizable value unless our stock price appreciates in value. These types of awards also provide a form of compensation that we believe is transparent and easy for stockholders to understand.

We offer benefits such as a 401(k) Plan and payment of insurance premiums in order to provide a competitive remuneration package.

How We Determine Each Element of Compensation

In determining the elements of compensation, we consider various measures of company and industry performance including stockholder’s return, debt levels, revenues, cash flow, capital expenditures, reserves of oil and gas, costs and other measures discussed herein. We may from time to time retain an independent compensation consulting firm to assist the committee in evaluating the executive compensation program. We retained Mercer Consulting, an independent compensation consultant, with respect to determining 2010 compensation. Mercer Consulting is independent of us and has no relationship with us other than assisting the compensation committee with executive compensation practices.

Market Comparisons.    To assist the committee, an executive compensation assessment was compiled by Mercer Consulting. Mercer Consulting screened companies comparable to VAALCO in size with revenues of 0.5 to 2.0 times ours, resulting in a proposed set of 13 peers, including:

Petroquest Energy, Inc.	Callon Petroleum Co.	APCO Oil and Gas International Corp.
Constellation Energy Partners	Gulfport Energy Corp.	Endeavour International Corp.
Contango Oil and Gas Co..	Ram Energy Resources Inc.	Dune Energy Inc.
Delta Petroleum Corp	Geosources Inc.
Carrizo Oil & Gas Inc.	BPZ Resources Inc.

Only 4 of the companies have significant non-United States operations. Although we retained a compensation consultant, and also reviewed other survey information, ultimately the compensation decisions are qualitative and not quantitative, and take into consideration the international nature of our operations, competitive conditions in our industry, competitive conditions for executive talent and other factors discussed below.

Base Salary.    At its regularly scheduled meeting in December, the compensation committee meets to review the base salaries of our executive officers. During the first portion of the meeting, the committee reviews the compensation of the chief executive officer, without the chief executive officer. Following this private session, the chief executive officer joins the meeting, and base salary levels of our other executive officers are discussed with his input.

In setting base salaries, the committee seeks to maintain stability and predictability from year to year, and usually makes percentage increases based on its view of the cost of living and competitive conditions for executive talent in the oil and gas business. The committee also considers subjective factors in setting base salary, including individual achievements, our performance, level of responsibility, experience, leadership abilities, increases or changes in duties and responsibilities and contributions to our performance.

Utilizing cost of living data, knowledge of competitive conditions in the industry and the executive compensation assessment prepared by Mercer Consulting, we increased the 2011 base salaries for three of our officers, including the chief executive officer, by 3%, and a fourth officer by 10%.

Bonus.    We established a program whereby executive officers, senior management and other non-management personnel have the potential to receive a meaningful cash bonus if annual financial and operational objectives or goals, pre-established by the compensation committee, are met. At a meeting, usually prior to the end of the year, our board of directors approves the operating budget and financial forecast for the ensuing fiscal year. Based on the budget and forecast, the compensation committee sets various targets for measures such as oil and gas production levels, operating expenses, pre-tax net income and cash flows from operations. In addition, non-financial targets are established such as exploration prospects to be generated, safety goals, accounting systems implementation and environmental regulations compliance goals. During the first quarter of each year, following a preliminary determination of our financial and operating results, our compensation committee meets to establish bonus compensation for the previous year.

A significant portion of each executive’s total compensation is dependent on achieving both the short and long term financial and strategic goals outlined above. Accordingly, following the end of each year, incentive bonuses, if any, are awarded to the chairman of the board and chief executive officer and to the president and chief operating officer and to the other executive officers for performance in the prior year or years. In determining the incentive bonuses earned, the compensation committee gives substantial weight to our achievement of the goals and objectives set out in our budget for the preceding year. The committee may also consider matters other than those set out in the schedule of goals and objectives in the budget such as stock performance for the previous budget year, indicated return on stockholders’ investment, corporate debt levels, revenues, change in oil and gas reserves, cash flow, capital expenditures and other items that are considered to be critical to our success, including safety performance and environmental performance. We do not assign these measures relative weights preferring to make a subjective determination after considering all measures collectively. The committee must find that the executive’s performance met or exceeded stated goals and objectives set out in the previous year’s annual budget. As an example, should the performance level be determined at 80%, then the incentive bonus would be 80% of base salary. In order for there to be an incentive bonus payment, performance has to meet or exceed 75%. Should the committee determine that the minimum standard of 75% has not been met, it may recommend that the board of directors consider payment of discretionary bonuses for the executive officers. Only with committee recommendations and board approval can the annual incentive bonus pay-out exceed 100% of each executive’s base salary.

In addition to the above, incentive bonuses may be paid to other employees as determined by the chairman and chief executive officer and president and chief operating officer. All incentive bonuses exceeding 100% of base salary must be approved by the compensation committee.

The compensation committee awarded bonuses in March of 2011 for fiscal 2010 results based upon our achievement of the following performance goals:

•	Achievement of oil and gas production targets
•	Achievement of direct operating cost budget

•	Stewardship of the general and administrative expense budget
•	Drill minimum of three wells in offshore Gabon
•	Replace partner or achieve time extension in Angola
•	Add one focus area via acquisition or joint venture
•	Safety and environmental program goals

We provide executives the opportunity to defer receipt of earned annual incentives.

Long-Term Equity-Based Incentives.    The compensation committee administers our long-term incentive plans and perform functions that include selecting award recipients, determining the timing of grants and assigning the number of shares subject to each award, fixing the time and manner in which awards are exercisable, setting exercise prices and vesting and expiration dates. For compensation decisions regarding the grant of equity compensation to executive officers, our compensation committee typically considers recommendations from our chief executive officer. Typically, awards vest over multiple years but the committee maintains the discretionary authority to vest the equity grant immediately if the individual situation merits. In the event of a change of control, or upon the death, disability, retirement or termination of a grantee’s employment without good reason, all outstanding equity-based awards will immediately vest.

We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s previous and expected future performance, level of responsibilities, retention considerations, and the total compensation package. Previous awards, whether vested or unvested, impact the decision on the current year awards and grants.

Benefits.    We provide company benefits or perquisites, that we believe are standard in the industry to all of our employees. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents and a 401(k) employee savings and protection plan. The costs of these benefits are paid for entirely by the company. Beginning January 1, 2010, we made matching contributions of up to 4% of the 401(k) contribution of each qualified participant. The company pays all administrative costs to maintain the plan. We do not provide employee life insurance amounts surpassing the Internal Revenue Service maximum.

How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. Our compensation philosophy is to foster entrepreneurship at all levels of the organization by making long-term equity-based incentives, in particular stock option grants, a significant component of executive compensation. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. Our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Assessment of Risk

The compensation committee is aware of the need to take risk into account when making compensation decisions. By design, our compensation program for executive officers is designed to avoid excessive risk taking. In particular, incentive awards are not locked in to specific metrics, but rather, after review of performance relative to these metrics, the compensation committee determines final incentive awards in their discretion.

Accounting and Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have no employees with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with ASC Topic 718.

Termination of Employment Arrangements

We have no employment or consulting contracts with any person that requires more than 30 days notice of termination. There are no employment termination arrangements other than we will pay the cost to relocate our expatriate employees working overseas back to their home base along with their personal effects in the event of termination.

Stock Ownership Policy

Currently we do not have a stock ownership policy that applies to our directors and executive officers.

SUMMARY COMPENSATION TABLE

The following sets forth the compensation of VAALCO’s named executive officers for each of the three years ended December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Option Awards ($)(2)	Total ($)
R.L. Gerry, Chairman and CEO	2010	$525,463	$472,000	$381,844	$1,379,307
	2009	$495,720	$371,790	$—	$867,510
	2008	$459,000	$413,100	$459,523	$1,331,623
W.R. Scheirman, President and Chief Operating Officer	2010	$432,734	$366,000	$315,305	$1,114,039
	2009	$408,240	$306,180	$—	$714,420
	2008	$378,000	$340,200	$379,207	$1,097,407
G.M. Cutrer, Executive Vice President	2010	$234,738	$190,000	$104,709	$529,447
	2009	$217,350	$163,012	$—	$380,362
	2008	$189,000	$170,100	$215,454	$574,554
G.R. Hullinger, Chief Financial Officer	2010	$288,400	$237,000	$104,709	$630,109
	2009	$299,542	$210,000	$—	$509,542
	2008	$63,000	$10,000	$3,101	$76,101

(1)	Bonuses for 2010 were determined and paid in March 2011. Bonuses for 2009 were determined and paid in March 2010. Bonuses for 2008 were determined and paid in March 2009.

(2)	Reflects option awards made during each calendar year. The grant date fair value was determined under ASC Topic 718 for financial reporting purposes. For a discussion of the determination of fair value under this Topic for the 2010 grants, see Note 4, “Stock Based Compensation” to VAALCO’s Consolidated Financial Statements contained in VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2010. The actual value that can be realized, if any, depends on the increase of VAALCO’s stock price above the exercise price between the vesting date and the exercise date. One-third of the options vested on the grant date and then one-third annually thereafter. The options expire 5 years after grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (10)
R. L. Gerry	360,500	—		—	7.97	12/12/2011	—	—	—	—
	252,400	126,200	(1)	—	4.24	10/10/2013	—	—	—	—
	84,167	168,333	(2)	—	4.28	3/3/2015	—	—	—	—
W. R. Scheirman	297,500	—		—	7.97	12/12/2011	—	—	—	—
	58,266	104,134	(1)	—	4.24	10/10/2013	—	—	—	—
	69,500	139,000	(2)		4.28	3/3/2015
G. M. Cutrer	171,500	—		—	7.97	12/12/2011	—	—	—	—
	84,334	57,166	(1)	—	4.24	10/10/2013	—	—	—	—
	37,833	75,667	(2)		4.28	3/3/2015
G. R. Hullinger	6,666	3,334	(3)	—	5.24	10/20/2013	—	—	—	—
	37,833	75,667	(2)		4.28	3/3/2015

(1)	Stock options fully vested on April 10, 2011

(2)	Stock options vest at the rate of 50 percent per period, with the vesting dates of March 3, 2011 and March 3, 2012

(3)	Stock options are fully vested on the vesting date of April 20, 2011

OPTION EXERCISES AND STOCK VESTED DURING THE FISCAL YEAR ENDED DECEMBER 31, 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. L. Gerry	250,000	137,500	—	—
W. R. Scheirman	150,000	559,500	—	—
G. M. Cutrer	87,300	143,475	—	—

PENSION BENEFITS TABLE

We do not have a qualified pension plan.

NONQUALIFIED DEFERRED COMPENSATION

We do not contribute to any nonqualified deferred compensation benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following sets forth the incremental compensation that would be payable by us to each of our executive officers in the event of the executive officer’s termination of employment with us under various scenarios, which we refer to as “termination events,” including the executive officer’s voluntary resignation, involuntary termination for “cause,” involuntary termination without “cause,” termination by the executive for “good reason,” termination in connection with a “change in control,” termination in the event of “disability,” termination in the event of death, and termination in the event of retirement, where each of these defined terms has the meaning ascribed to it in the respective executive’s employment agreement. In accordance with applicable SEC rules, the following discussion assumes:

•	that the termination event in question occurred on December 31, 2010, the last business day of 2010; and

•	with respect to calculations based on our stock price, we used $7.16, which was the reported closing price of our common stock on December 31, 2010.

The analysis contained in this section does not consider or include payments made to an executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon an executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time and the executive officer’s age and service.

None of our executive officers is party to an employment agreement with us. Each of our executive officers is a party to equity award agreements relating to options granted under our incentive plans. These award agreements may provide that an executive officer is entitled to acceleration of outstanding equity grants in the event of a termination event.

The table below indicates the amount of compensation payable by us to our executive officers including: cash severance, and accelerated stock option award vesting, upon different termination events. No amounts are payable in the form of cash bonuses, or continuation of employee benefits such as health coverage.

Name of Executive Officer and Type of Compensation	Voluntary Resignation ($)	Involuntary Termination For Cause ($)	Involuntary Termination without Cause or for Good Reason ($)	Termination in Connection with Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Termination in the Event of Retirement ($)
R. L. Gerry
Cash Severance	—	—	—	569,252	569,252	569,252	569,252
Accelerated Stock Option Award Vesting (1)	—	—	—	853,303	853,303	853,303	853,303

Total	—	—	—	1,422,555	1,422,555	1,422,555	1,422,555

W. R. Scheirman
Cash Severance	—	—	—	721,224	721,224	721,224	721,224
Accelerated Stock Option Award Vesting (1)	—	—	—	704,391	704,391	704,391	704,391

Total	—	—	—	1,425,615	1,425,615	1,425,615	1,425,615

G. M. Cutrer
Cash Severance	—	—	—	489,038	489,038	489,038	489,038
Accelerated Stock Option Award Vesting (1)	—	—	—	384,846	384,846	384,846	384,846

Total	—	—	—	873,883	873,883	873,883	873,883

G. R. Hullinger
Cash Severance	—	—	—	48,067	48,067	48,067	48,067
Accelerated Stock Option Award Vesting (1)	—	—	—	224,322	224,322	224,322	224,322

Total	—	—	—	272,389	272,389	272,389	272,389

(1)	Amounts include the aggregate proportionate fair value for stock option grants made in 2008 and 2010 which were not vested at December 31, 2010 that would have been recognized as compensation costs for financial reporting purpose for the fiscal year ended December 31, 2010. These grants became fully vested in April 2012.

Directors’ Compensation

Our compensation for non-employee directors is designed to be competitive with our peer group (independent energy competitors), link rewards to business results and stockholder returns and facilitate increased ownership of our stock. We do not have a retirement plan for non-employee directors. Our executive officers are not paid additional compensation for their services as directors.

The nominating and governance committee is responsible for evaluating and recommending to the independent members of the board the compensation for non-employee directors, and the independent members of the board set the compensation. The executive officers have no role in determining or recommending the amount or form of compensation.

Directors are compensated for service on the board of directors or any committee thereof as follows:

•	$30,000 retainer per annum payable in four quarterly installments;
•	$10,000 retainer per annum for audit committee chairman payable in four quarterly installments;
•	$10,000 retainer per annum for compensation committee chairman payable in four quarterly installments;
•	$ 5,000 retainer per annum for chairman of any other committee payable in four quarterly installments;
•	$ 2,000 for each board meeting attended;
•	$ 1,000 for each committee meeting attended.

NON-EMPLOYEE DIRECTOR COMPENSATION DURING THE FISCAL YEAR ENDED DECEMBER 31, 2010

Amounts shown for each director vary due to service as a committee chairperson for all or a portion of the year.

Name:	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	All Other Compensation	Total
Frederick W. Brazelton	$57,000	$—	$90,735	$—	$147,735
Robert H. Allen	$42,000	$—	$90,735	$—	$132,735
Luigi P. Caflisch	$57,000	$—	$90,735	$—	$147,735
O. Donald Chapoton	$50,000	$—	$90,735	$—	$140,735
William S. Farish	$37,000	$—	$90,735	$—	$127,735
John J. Myers	$36,000	$—	$151,225	$—	$187,225
Arne R. Nielsen	$24,000	$—	$45,368	$—	$69,368

(1)	Reflects option awards made during each calendar year. The grant date fair value was determined under ASC Topic 718 for financial reporting purposes. For a discussion of the determination of fair value under this Topic for the 2010 grants, see Note 4, “Stock Based Compensation” to VAALCO’s Consolidated Financial Statements contained in VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2010. The actual value that can be realized, if any, depends on the increase of VAALCO’s stock price above the exercise price between the vesting date and the exercise date. Options are fully vested on the grant date and expire 5 years after grant date.

Stock Ownership Information

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table shows the ownership interest in VAALCO Stock as of March 31, 2011 for (i) holders of more than five percent of our outstanding common stock; (ii) each director and each of our named executive officers and (iii) all directors and all executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding (1)

Directors & Officers

Robert L. Gerry, III	3,457,150	(2)	6.1%
W. Russell Scheirman	746,431	(3)	1.3%
Gayla M. Cutrer	449,368	(4)	*
Gregory R, Hullinger	123,500	(5)	*
Frederick W. Brazelton	90,000	(6)	*
Robert H. Allen	25,000	(7)	*
Luigi P. Caflisch	115,000	(8)	*
O. Donald Chapoton	135,000	(9)	*
William S. Farish	590,000	(10)	*
John J. Myers	160,000	(11)	*
Common Stock owned by all Directors and Executive Officers as a group (10 persons)	5,891,449		10.3%

5% Stockholders:

Renaissance Technologies, LLC	3,292,300	(12)	5.8%

Tocqueville Asset Management, LP	3,195,800	(13)	5.6%
BlackRock, Inc	4,090,406	(14)	7.2%

* Less than 1%

(1).	As of March 31, 2011 there were 57,017,259 shares outstanding.
(2)	Includes 907,434 shares that may be acquired subject to options exercisable within 60 days, of which 360,500 are exercisable at $7.97 per share, 378,600 are exercisable at $4.24 per share, and 168,334 are exercisable at $4.28 per share. Also includes 750,000 shares held in a trust of which Mr. Gerry is a trustee and beneficiary.
(3)	Includes 598,900 shares that may be acquired subject to options exercisable within 60 days, of which 297,500 are exercisable at $7.97 per share, 162,400 are exercisable at $4.24 per share, and 139,000 are exercisable at $4.28 per share.
(4)	Includes 388,666 shares that may be acquired subject to options exercisable within 60 days, of which 171,500 are exercisable at $7.97 per share, 141,500 are exercisable at $4.24 per share, and 75,666 are exercisable at $4.28 per share.
(5)	Includes 82,332 shares that may be acquired subject to options exercisable within 60 days, of which 6,666 are exercisable at $5.24 per share, and 75,666 are exercisable at $4.28 per share.
(6)	Includes 60,000 shares that may be acquired subject to options exercisable within 60 days, of which 60,000 are exercisable at $4.28 per share.
(7)	Includes 25,000 shares that may be acquired subject to options exercisable within 60 days, of which 25,000 are exercisable at $7.97 per share.
(8)	Includes 115,000 shares that may be acquired subject to options exercisable within 60 days, of which 25,000 are exercisable at $7.97 per share, 30,000 are exercisable at $4.24 per share, and 60,000 are exercisable at $4.28 per share.
(9)	Includes 115,000 shares that may be acquired subject to options exercisable within 60 days, of which 25,000 are exercisable at $7.97 per share, 30,000 are exercisable at $4.24 per share and 60,000 are exercisable at $4.28 per share.

(10)	Includes 215,000 shares that may be acquired subject to options exercisable within 60 days, of which 100,000 are exercisable at $4.26 per share, 25,000 are exercisable at $7.97 per share, 30,000 are exercisable at $4.24 per share and 60,000 are exercisable at $4.28 per share.
(11)	Includes 100,000 shares that may be acquired subject to options exercisable within 60 days, of which 100,000 are exercisable at $4.28 per share.
(12)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2011, by Renaissance Technologies LLC (“RTC”) and James H. Simons, RTC has sole voting power over 3,292,300 of the shares shown, sole dispositive power over 3,292,300 of the shares shown and shared dispositive power over 0 of the shares shown. Mr. Simons reports beneficial ownership of the shares beneficially owned by RTC because of Mr. Simons’ position as control person of RTC. The address of Renaissance Technologies LLC and Mr. Simons is 800 Third Avenue, New York, New York 10022.
(13)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2011, by BlackRock, Inc., BlackRock, Inc. has sole voting power over 4,090,406 of the shares shown, sole dispositive power over 4,090,406 of the shares shown and shared dispositive power over 0 of the shares shown. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(14)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 28, 2011, by Tocqueville Asset Management LP. Tocqueville Asset Management LP has sole voting power over 3,195,800 of the shares shown, sole dispositive power over 3,195,800 of the shares shown and shared dispositive power over 0 of the shares shown. The address of Tocqueville Asset Management is 40 West 57th Street, 19th floor, New York, New York 10019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires directors and executive officers to file, with the SEC, the NYSE and VAALCO, reports of initial ownership and changes in ownership of VAALCO equity securities. Based solely on a review of the reports furnished to VAALCO, we believe that during 2010 all of our directors and executive officers timely filed all reports they were required to file under Section 16(a).

Ratification of Independent Registered Public Accounting Firm

(Proposal 2 on the proxy form)

The audit committee, which is composed entirely of independent directors, has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of VAALCO and its subsidiaries for 2011 and VAALCO’s internal control over financial reporting. The board has endorsed this appointment. Deloitte & Touche LLP previously audited the consolidated financial statements of VAALCO and VAALCO’s internal control over financial reporting during the two years ended December 31, 2010. During each of the two years ended December 31, 2010 and 2009, Deloitte & Touche LLP provided both audit and non-audit services.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for VAALCO by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for the years ended December 31, 2010 and 2009, were as follows: (thousands of dollars)

Services Provided	2010	2009
Audit Services:
Audit Fees	$494	$426
Audit-Related Fees	—	6

Total Audit Fees and Audit-Related Fees	494	432

Tax Fees	25	58

Total	$519	$490

Audit Fees.    For the years ended December 31, 2010 and 2009, audit fees billed to VAALCO by its principal accounting firm, Deloitte & Touche LLP were for the audit of VAALCO’s annual financial statements and internal control over financial reporting, and for the review of VAALCO’s interim financial statements,.

Audit-Related Fees.    There were no audit-related fees incurred in the year ended December 31, 2010. For the year ended December 31, 2009, fees for audit-related services were for debt compliance letters.

Tax Fees.    For the years ended December 31, 2010 and 2009, fees billed to VAALCO for tax services were for review of federal and state income tax filings, consultation with respect to IRS audits, United Kingdom tax filings and for consultation in Gabon on payroll tax and value added tax matters.

Audit Committee Pre-Approval Policies and Procedures

The 2010 audit and non-audit services provided by Deloitte & Touche LLP were pre-approved by the audit committee. The non-audit services which were approved by the audit committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

The audit committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the audit committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

Throughout the year, the audit committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

During 2010, no fees for services outside the audit, review or attestation that exceeded the waiver provisions of 17 CFR 210.2-01(o)(7)(i)(c) were approved by the audit committee.

Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make statements if they desire and will be available to respond to appropriate questions. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the audit committee will consider the failure to ratify the appointment when appointing an independent registered public accounting firm for the following year.

The board unanimously recommends that you vote FOR the ratification of appointment of Deloitte & Touche LLP as VAALCO’s Independent Registered Public Accounting Firm.

Approval, by Non-binding Vote, Our Executive Compensation

(Proposal 3 on the proxy form)

In accordance with the recently adopted Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve our executive compensation.

The board of directors believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving our goals of regarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interest with those of the stockholders and motivating the executives to remain with the company for productive careers.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors. Although non-binding, the board and the compensation committee will review and consider the voting results when evaluating our executive compensation program.

We are requesting your vote on the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The board unanimously recommends that you vote FOR approval of this resolution on executive compensation.

Approval, by Non-binding Vote, the Frequency of Holding an Advisory vote on Executive Compensation

(Proposal 4 on the proxy form)

We are asking stockholders to vote on an advisory resolution on executive compensation. Pursuant to recently adopted Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years, or every three years. Stockholders will be able to specify one of four choices for this Item 4 proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board.

The board understands that there are different views as to what is an appropriate frequency for advisory votes on executive compensation. Based on feedback we have received and from external reports we have seen, we believe that a majority of shareholders would prefer an annual vote.

The board unanimously recommends that you vote for conducting future advisory votes on executive compensation EVERY YEAR.

Stockholders’ Proposals for 2012 Annual Meeting

Stockholders who desire to present proposals at the 2012 Annual Meeting of stockholders and to have proposals included in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must submit their proposals to us at our principal executive offices not later than December 17, 2011. If the date of the 2012 Annual Meeting of stockholders is changed by more than 30 days from the date of the 2011 annual meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2012 annual meeting of stockholders.

The person named in our form of proxy for the 2012 annual meeting will have discretionary authority to vote any proxies they hold at such meeting on any matter for which we do not receive notice by December 17, 2011, unless we change the date of the 2012 annual meeting of stockholders by more than 30 days from the date of the 2011 annual meeting of stockholders, in which case such persons will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before we mail our proxy materials for the 2012 annual meeting of stockholders.

VAALCO’s bylaws provide that stockholders desiring to nominate persons for election to the board of directors or to bring any other business before the stockholders (other than matters properly brought under Rule 14a-8) at the 2012 annual meeting of stockholders must send VAALCO’s Corporate Secretary a notice containing the information required by our bylaws no earlier than the close of business on February 2, 2012 and no later than the close of business on March 5, 2012. If we schedule our 2012 annual meeting to a date that is more than 30 days before or 60 days after June 1, 2012, then such notice must be given no earlier than the close of business 120 days, and no later than the close of business 90 days, before the rescheduled meeting, unless VAALCO gives notice of the rescheduled annual meeting less than 100 days before the rescheduled meeting, in which case the notice must be given within 10 days following the date public notice of the rescheduled meeting is given by VAALCO.

Financial Statements and Other Available Documents

Our financial statements for the most recent fiscal year are contained in our Annual Report on Form 10-K. Printed copies of our Annual Report on Form 10-K, Corporate Governance Principles, Code of Business Conduct and Ethics and Charters of Board Committees are available to stockholders upon written request to the Corporate Secretary, VAALCO Energy, Inc., 4600 Post Oak Place, Suite 309, Houston, Texas 77027. You may also view the documents on our website at www.vaalco.com.

April 15, 2011

IMPORTANT

Your vote is extremely important. No matter how many shares of VAALCO’s common stock you own, please give your board of directors your proxy with respect to the Company’s common stock at the 2011 annual meeting to vote: (1) “FOR” the election of VAALCO’s director nominees, (2) “FOR” the appointment of an independent registered public accounting firm, (3) “FOR” approving, by non-binding vote, our executive compensation, and (4) “FOR” approving, by non-binding vote, a “1 YEAR” frequency of holding future advisory votes on executive compensation.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares. Accordingly, please vote your shares according to the voting instructions provided by your nominee.

If you would like additional copies of this document, would like to ask any additional questions, or need assistance voting your proxy card, please contact our proxy solicitor:

D.F. KING & CO., INC.

48 Wall Street, 22nd Floor

New York, NY 10005

CALL TOLL FREE: 1 (800) 290-6429

OR

BANKS AND BROKERS CALL COLLECT: (212) 269-5550

OR

EMAIL: egy@dfking.com

z			REVOCABLE PROXY	{
	☒	PLEASE MARK VOTES	VAALCO ENERGY, INC.
AS IN THIS EXAMPLE

	For	With- hold	For All Except

This Proxy is solicited on behalf of the Board of Directors of VAALCO Energy, Inc. (the “Company”) for the Annual Meeting of Stockholders on June 1, 2011.

    The undersigned hereby constitutes and appoints Robert L. Gerry, III and W. Russell Scheirman, or either of them, each will full power of substitution as the lawful attorneys and proxies to vote at the Annual Meeting of Stockholders of VAALCO Energy, Inc. to be held on June 1, 2011, at 10:00 a.m., Houston time, in the Plaza meeting room at the St. Regis Houston Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027 and any adjournments or postponements thereof (the “Annual Meeting”) and to vote all shares of Common Stock of the Company, (“Shares”) the undersigned would be entitled to vote at the Annual Meeting, with all powers the undersigned would possess if personally present at the Annual Meeting. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

1. PROPOSAL TO ELECT AS DIRECTORS of the Company: Each director will hold office for one year until his successor is elected or appointed and shall qualify.	☐	☐	☐
Robert L. Gerry, III, Chairman Luigi Caflisch W. Russell Scheirman, President O. Donaldson Chapoton Robert H. Allen John J. Myers, Jr. Frederick W. Brazelton

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	For	Against	Abstain
2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE, LLP as the independent auditors of the Company.	☐	☐	☐
	For	Against	Abstain
3. PROPOSAL TO APPROVE, BY NON-BINDING VOTE, OUR EXECUTIVE COMPENSATION	☐	☐	☐
One Year	Two Years	Three Years	Abstain
4. PROPOSAL TO APPROVE, BY NON-BINDING VOTE, THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION ☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon any such other matter as may properly come before the Annual Meeting or any adjournments or postponements thereof.

      The Board of Directors recommends a vote FOR the election of each of the director nominees in Proposal 1, FOR Proposals 2 and 3 and every 1 YEAR for Proposal 4. If no specification is made, the Shares will be voted FOR said director nominees, FOR Proposals 2 and 3 and every 1 YEAR for Proposal 4.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

x	y

¿     Detach above card, sign, date and mail in postage paid envelope provided.     ¿

VAALCO ENERGY, INC.

4600 Post Oak Place, Suite 309, Houston, Texas 77027

PLEASE ACT PROMPTLY

    PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     Signature should agree with name printed herein. If shares are held in name of more than one person, then EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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